     Exhibit 99.1

CVS HEALTH CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

Fourth Quarter Highlights
•Total revenues increased to $97.7 billion, up 4.2% compared to prior year •GAAP diluted EPS of $1.30 and Adjusted EPS of $1.19

Full-Year Highlights
•Total revenues increased to $372.8 billion, up 4.2% compared to prior year •GAAP diluted EPS of $3.66 and Adjusted EPS of $5.42 •Generated cash flow from operations of $9.1 billion

2025 Full-Year Guidance
•GAAP diluted EPS guidance range of $4.58 to $4.83 •Adjusted EPS guidance range of $5.75 to $6.00 •Cash flow from operations guidance of approximately $6.5 billion

CEO Commentary
“Our integrated model allows us to uniquely deliver a simpler, connected experience that saves time, saves money, and improves health. We have continued to see growth in key areas of our business, including the Pharmacy and Consumer Wellness segment, while we address the industry-wide challenges that have impacted our Health Care Benefits segment. Through the continued dedication of our colleagues, we will be positioned for strong performance in 2025 as we deliver simply better care for consumers while improving outcomes and reducing costs.”
— David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, February 12, 2025 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2024.

Financial Results Summary

	Three Months Ended December 31,
In millions, except per share amounts	2024	2023	Change
Total revenues	$97,710	$93,813	$3,897
Operating income	2,368	3,373	(1,005)
Adjusted operating income (1)	2,728	4,227	(1,499)
Diluted earnings per share	$1.30	$1.58	$(0.28)
Adjusted EPS (2)	$1.19	$2.12	$(0.93)

Fourth quarter GAAP diluted EPS of $1.30 decreased from $1.58 in the prior year and Adjusted EPS of $1.19 decreased from $2.12 in the prior year, primarily due to a decline in the Health Care Benefits segment’s operating results, which reflect continued utilization pressure and the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year.

Investor Contact: Larry McGrath | Executive Vice President, Chief Strategy Officer and Chief Strategic Advisor to the CEO | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 23 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 22 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated fourth quarter and full-year results

	Three Months Ended December 31,			Year Ended December 31,
In millions, except per share amounts	2024	2023	Change	2024	2023	Change
Total revenues	$97,710	$93,813	$3,897	$372,809	$357,776	$15,033
Operating income	2,368	3,373	(1,005)	8,516	13,743	(5,227)
Adjusted operating income (1)	2,728	4,227	(1,499)	11,976	17,534	(5,558)
Net income	1,623	2,047	(424)	4,586	8,368	(3,782)
Diluted earnings per share	$1.30	$1.58	$(0.28)	$3.66	$6.47	$(2.81)
Adjusted EPS (2)	$1.19	$2.12	$(0.93)	$5.42	$8.74	$(3.32)

For the three months and year ended December 31, 2024 compared to the prior year:
•Total revenues increased 4.2% in both the three months and year ended December 31, 2024 compared to the prior year driven by growth in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decline in the Health Services segment.
•Operating income decreased 29.8% in the three months ended December 31, 2024 compared to the prior year primarily due to a decrease in adjusted operating income, partially offset by an increase in net realized capital gains and lower acquisition-related integration costs compared to the prior year.
•Operating income decreased 38.0% for the year ended December 31, 2024 compared to the prior year primarily due to a decrease in adjusted operating income and an increase in restructuring charges compared to the prior year. These decreases in operating income were partially offset by an increase in net realized capital gains, the absence of a $349 million loss on assets held for sale related to the write-down of the Company’s Omnicare long-term care business recorded in the prior year, as well as lower acquisition-related transaction and integration costs.
•Adjusted operating income decreased 35.5% and 31.7% in the three months and year ended December 31, 2024. See pages 3 through 5 for a discussion of adjusted operating income performance of the Company’s segments.
•Interest expense increased $68 million, or 9.9%, and $300 million, or 11.3%, respectively, due to higher debt in the three months and year ended December 31, 2024, primarily as a result of long-term debt issuances in 2024.
•The effective income tax rate in the fourth quarter decreased to 23.7% compared to 24.3% in the prior year, primarily due to the basis differences on the disposition of certain investments and utilization of tax credits partially offset by the mix of pre-tax income in the three months ended December 31, 2024 compared to the prior year.
•The effective income tax rate for the full year increased to 25.4% compared to 25.1% in the prior year, primarily due to the mix of pre-tax income and certain non-deductible expenses, partially offset by basis differences on the disposition of certain investments and utilization of tax credits in the year ended December 31, 2024 compared to the prior year.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months and years ended December 31, 2024 and 2023 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions, except percentages	2024	2023	Change	2024	2023	Change
Total revenues	$32,958	$26,726	$6,232	$130,665	$105,646	$25,019
Adjusted operating income (loss) (1)	(439)	676	(1,115)	307	5,577	(5,270)
Medical benefit ratio (“MBR”) (3)	94.8%	88.5%	6.3%	92.5%	86.2%	6.3%
Medical membership (4)				27.1	25.7	1.4

•Total revenues increased 23.3% and 23.7% for the three months and year ended December 31, 2024, respectively, compared to the prior year, primarily driven by growth in the Medicare and individual exchange product lines.
•During the three months ended December 31, 2024, the Health Care Benefits segment had an adjusted operating loss of $439 million compared to adjusted operating income of $676 million in the prior year. The change was primarily driven by increased utilization, the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year and the impact of higher acuity in Medicaid following the resumption of redeterminations. These decreases were partially offset by the acceleration of anticipated losses related to the fourth quarter of 2024 recorded in the third quarter of 2024 in connection with a premium deficiency reserve, higher favorable prior-period development compared to the prior year, as well as an increase in net investment income.
•During the year ended December 31, 2024, the Health Care Benefits segment had an adjusted operating income of $307 million compared to adjusted operating income of $5,577 million in the prior year. The change was primarily driven by increased utilization, the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year and higher acuity in Medicaid. These decreases were partially offset by an increase in net investment income and improved fixed cost leverage across the business due to membership growth.
•The MBR increased from 88.5% to 94.8% in the three months ended December 31, 2024 compared to the prior year driven by increased utilization, the unfavorable impact of the previously disclosed decline in the Company’s Medicare Advantage star ratings for the 2024 payment year and the impact of higher acuity in Medicaid. These increases were partially offset by the impact of the premium deficiency reserve recorded in the third quarter of 2024 described above and higher favorable prior-period development.
•The MBR increased from 86.2% to 92.5% in the year ended December 31, 2024 compared to the prior year primarily driven by increased utilization, the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year and higher acuity in Medicaid.
•Medical membership as of December 31, 2024 of 27.1 million remained relatively consistent compared with September 30, 2024. Medical membership as of December 31, 2024 of 27.1 million increased 1.4 million members compared with December 31, 2023, reflecting increases in the Medicare and individual exchange product lines.
•Prior years’ health care costs payable estimates developed favorably by $885 million during the year ended December 31, 2024. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2024 operating results.
•Days claims payable were 44.0 days as of December 31, 2024, a decrease of 0.6 days compared to September 30, 2024, primarily reflective of seasonality.
See the supplemental information on page 17 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months and years ended December 31, 2024 and 2023 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$47,020	$49,146	$(2,126)	$173,605	$186,843	$(13,238)
Adjusted operating income (1)	1,761	1,860	(99)	7,243	7,312	(69)
Pharmacy claims processed (5) (6)	499.4	600.8	(101.4)	1,917.6	2,344.3	(426.7)

•Total revenues decreased 4.3% and 7.1% for the three months and year ended December 31, 2024, respectively, compared to the prior year primarily driven by the previously announced loss of a large client and continued pharmacy client price improvements. These decreases were partially offset by pharmacy drug mix, increased contributions from the Company’s health care delivery assets and growth in specialty pharmacy.
•Adjusted operating income decreased 5.3% for the three months ended December 31, 2024 compared to the prior year primarily driven by continued pharmacy client price improvements, the previously announced loss of a large client and the impact of higher health care costs in the Company’s health care delivery assets, largely offset by improved purchasing economics and increased volume at Signify Health.
•Adjusted operating income decreased 0.9% for the year ended December 31, 2024 compared to the prior year primarily driven by continued pharmacy client price improvements and the previously announced loss of a large client, largely offset by improved purchasing economics.
•Pharmacy claims processed decreased 16.9% and 18.2% on a 30-day equivalent basis for the three months and year ended December 31, 2024, respectively, compared to the prior year reflecting the previously announced loss of a large client.

See the supplemental information on page 18 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months and years ended December 31, 2024 and 2023 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$33,514	$31,185	$2,329	$124,500	$116,763	$7,737
Adjusted operating income (1)	1,758	2,027	(269)	5,774	5,963	(189)
Prescriptions filled (5) (6)	445.9	431.5	14.4	1,715.5	1,649.1	66.4

•Total revenues increased 7.5% and 6.6% for the three months and year ended December 31, 2024, respectively, compared to the prior year primarily driven by pharmacy drug mix and increased prescription volume. These increases were partially offset by continued pharmacy reimbursement pressure, the impact of recent generic introductions and decreased front store volume, including the impact of a decrease in store count. Total revenues for the year ended December 31, 2024 also reflect the impact of increased contributions from vaccinations and lower contributions from COVID-19 over-the-counter (“OTC”) test kits since the expiration of the public health emergency in May 2023.
•Adjusted operating income decreased 13.3% for the three months ended December 31, 2024 compared to the prior year primarily driven by continued pharmacy reimbursement pressure and decreased front store volume, partially offset by improved drug purchasing.
•Adjusted operating income decreased 3.2% for year ended December 31, 2024 compared to the prior year primarily driven by continued pharmacy reimbursement pressure and decreased front store volume, including lower contributions from COVID-19 OTC test kits, largely offset by increased prescription volume, including increased contributions from vaccinations, as well as improved drug purchasing.
•Prescriptions filled increased 3.3% and 4.0% on a 30-day equivalent basis for the three months and year ended December 31, 2024, respectively, compared to the prior year primarily driven by increased utilization.
•Same store prescription volume(6)(12) increased 5.9% and 6.8% on a 30-day equivalent basis for the three months and year ended December 31, 2024, respectively, compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2025 Full-year guidance

The Company issued its full-year 2025 GAAP diluted EPS guidance range of $4.58 to $4.83 and its 2025 Adjusted EPS guidance range of $5.75 to $6.00. The Company also issued its full-year 2025 cash flow from operations guidance of approximately $6.5 billion.

The adjustments between full-year 2025 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, acquisition-related integration costs, office real estate optimization charges and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of December 31, 2024, the Company had more than 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics, a leading pharmacy benefits manager with approximately 90 million plan members, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. The Company also serves an estimated more than 36 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2025 Full-Year Guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2024	2023	2024	2023
Revenues:
Products	$61,911	$65,154	$231,521	$245,138
Premiums	30,913	25,075	122,896	99,192
Services	4,131	3,316	16,239	12,293
Net investment income	755	268	2,153	1,153
Total revenues	97,710	93,813	372,809	357,776
Operating costs:
Cost of products sold	55,268	57,419	206,287	217,098
Health care costs	29,543	22,518	115,121	86,247
Operating expenses	10,521	10,503	41,606	39,832
Restructuring charges	10	—	1,179	507
Opioid litigation charge	—	—	100	—
Loss on assets held for sale	—	—	—	349
Total operating costs	95,342	90,440	364,293	344,033
Operating income	2,368	3,373	8,516	13,743
Interest expense	758	690	2,958	2,658
Gain on early extinguishment of debt	(491)	—	(491)	—
Other income	(25)	(22)	(99)	(88)
Income before income tax provision	2,126	2,705	6,148	11,173
Income tax provision	503	658	1,562	2,805
Net income	1,623	2,047	4,586	8,368
Net (income) loss attributable to noncontrolling interests	21	(1)	28	(24)
Net income attributable to CVS Health	$1,644	$2,046	$4,614	$8,344

Net income per share attributable to CVS Health:
Basic	$1.31	$1.59	$3.67	$6.49
Diluted	$1.30	$1.58	$3.66	$6.47
Weighted average shares outstanding:
Basic	1,259	1,288	1,259	1,285
Diluted	1,261	1,293	1,262	1,290

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	At December 31,
In millions	2024	2023
Assets:
Cash and cash equivalents	$8,586	$8,196
Investments	2,407	3,259
Accounts receivable, net	36,469	35,227
Inventories	18,107	18,025
Other current assets	3,076	3,151
Total current assets	68,645	67,858
Long-term investments	28,934	23,019
Property and equipment, net	12,993	13,183
Operating lease right-of-use assets	15,944	17,252
Goodwill	91,272	91,272
Intangible assets, net	27,323	29,234
Separate accounts assets	3,311	3,250
Other assets	4,793	4,660
Total assets	$253,215	$249,728

Liabilities:
Accounts payable	$15,892	$14,897
Pharmacy claims and discounts payable	24,166	22,874
Health care costs payable	15,064	12,049
Accrued expenses and other current liabilities	20,810	23,515
Other insurance liabilities	1,183	1,141
Current portion of operating lease liabilities	1,751	1,741
Short-term debt	2,119	200
Current portion of long-term debt	3,624	2,772
Total current liabilities	84,609	79,189
Long-term operating lease liabilities	14,899	16,034
Long-term debt	60,527	58,638
Deferred income taxes	3,806	4,311
Separate accounts liabilities	3,311	3,250
Other long-term insurance liabilities	4,902	5,459
Other long-term liabilities	5,431	6,211
Total liabilities	177,485	173,092

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,661	48,992
Treasury stock	(36,818)	(33,838)
Retained earnings	62,837	61,604
Accumulated other comprehensive loss	(120)	(297)
Total CVS Health shareholders’ equity	75,560	76,461
Noncontrolling interests	170	175
Total shareholders’ equity	75,730	76,636
Total liabilities and shareholders’ equity	$253,215	$249,728

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2024	2023
Cash flows from operating activities:
Cash receipts from customers	$357,995	$345,464
Cash paid for inventory, prescriptions dispensed and health services rendered	(197,726)	(208,848)
Insurance benefits paid	(109,464)	(84,097)
Cash paid to other suppliers and employees	(38,821)	(34,735)
Interest and investment income received	1,735	1,584
Interest paid	(2,909)	(2,418)
Income taxes paid	(1,703)	(3,524)
Net cash provided by operating activities	9,107	13,426

Cash flows from investing activities:
Proceeds from sales and maturities of investments	10,353	7,729
Purchases of investments	(15,191)	(9,043)
Purchases of property and equipment	(2,781)	(3,031)
Acquisitions (net of cash and restricted cash acquired)	(95)	(16,612)
Other	101	68
Net cash used in investing activities	(7,613)	(20,889)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	1,919	200
Proceeds from issuance of short-term loan	—	5,000
Repayment of short-term loan	—	(5,000)
Proceeds from issuance of long-term debt	7,913	10,898
Repayments of long-term debt	(4,773)	(3,166)
Repurchase of common stock	(3,023)	(2,012)
Dividends paid	(3,373)	(3,132)
Proceeds from exercise of stock options	361	277
Payments for taxes related to net share settlement of equity awards	(185)	(181)
Other	26	(201)
Net cash provided by (used in) financing activities	(1,135)	2,683
Net increase (decrease) in cash, cash equivalents and restricted cash	359	(4,780)
Cash, cash equivalents and restricted cash at the beginning of the period	8,525	13,305
Cash, cash equivalents and restricted cash at the end of the period	$8,884	$8,525

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2024	2023
Reconciliation of net income to net cash provided by operating activities:
Net income	$4,586	$8,368
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,597	4,366
Loss on assets held for sale	—	349
Stock-based compensation	540	588
Gain on early extinguishment of debt	(491)	—
Restructuring charges (impairment of long-lived assets)	840	152
Deferred income taxes	(572)	(676)
Other items	(502)	264
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(1,301)	(6,260)
Inventories	(102)	1,233
Other assets	(38)	(510)
Accounts payable and pharmacy claims and discounts payable	2,335	3,618
Health care costs payable and other insurance liabilities	2,757	394
Other liabilities	(3,542)	1,540
Net cash provided by operating activities	$9,107	$13,426

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s fourth quarter and full-year 2024 financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months and year ended December 31, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”). During the three months and year ended December 31, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in operating expenses within the Corporate/Other segment.
•During the three months ended December 31, 2024, the restructuring charges are primarily comprised of a stock-based compensation charge. During the year ended December 31, 2024, the restructuring charges also include a store impairment charge, corporate workforce optimization costs, including severance and employee-related costs, other asset impairment and related charges associated with the discontinuation of certain non-core assets. During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it plans to close additional retail stores in 2025, and, accordingly, it recorded a store impairment charge to write down the associated operating or financing lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value. During the year ended December 31, 2023, the restructuring charges include severance and employee-related costs, asset impairment charges and a stock-based compensation charge. The restructuring charges associated with the store impairments are reflected within the Pharmacy & Consumer Wellness segment, other asset impairments and related charges are reflected within the Corporate/Other and Pharmacy & Consumer Wellness segments and corporate workforce optimization costs, including severance and employee-related costs, as well as stock-based compensation charges, are reflected within the Corporate/Other segment.
•During the three months and years ended December 31, 2024 and 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in operating expenses within each segment.
•During the year ended December 31, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•During the year ended December 31, 2023, the loss on assets held for sale relates to the long-term care (“LTC”) business within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of the third quarter of 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and accordingly the net assets associated with the LTC business were reclassified to held and used at their respective fair values.
•During the three months and year ended December 31, 2024, the gain on early extinguishment of debt relates to the Company’s repayment of approximately $2.6 billion of its outstanding senior notes in December 2024, pursuant to its tender offer for such senior notes.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 23 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 22.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended December 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(757)	$1,903	$1,694	$(472)	$2,368
Amortization of intangible assets	294	147	61	1	503
Net realized capital (gains) losses	15	(289)	—	68	(206)
Acquisition-related integration costs	—	—	—	40	40
Restructuring charges	—	—	—	10	10
Office real estate optimization charges	9	—	3	1	13
Adjusted operating income (loss) (1)	$(439)	$1,761	$1,758	$(352)	$2,728

	Three Months Ended December 31, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$266	$1,710	$1,961	$(564)	$3,373
Amortization of intangible assets	294	149	65	1	509
Net realized capital losses	106	—	1	45	152
Acquisition-related integration costs	—	—	—	193	193
Office real estate optimization charges	10	1	—	(11)	—
Adjusted operating income (loss) (1)	$676	$1,860	$2,027	$(336)	$4,227

	Year Ended December 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(984)	$6,937	$4,770	$(2,207)	$8,516
Amortization of intangible assets	1,175	595	253	2	2,025
Net realized capital (gains) losses	97	(289)	—	75	(117)
Acquisition-related integration costs	—	—	—	243	243
Restructuring charges	—	—	747	432	1,179
Office real estate optimization charges	19	—	4	7	30
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$307	$7,243	$5,774	$(1,348)	$11,976

	Year Ended December 31, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,949	$6,842	$5,349	$(2,397)	$13,743
Amortization of intangible assets	1,177	465	260	3	1,905
Net realized capital losses	402	—	5	90	497
Acquisition-related transaction and integration costs	—	—	—	487	487
Restructuring charges	—	—	—	507	507
Office real estate optimization charges	49	5	—	(8)	46
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$5,577	$7,312	$5,963	$(1,318)	$17,534

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended December 31, 2024		Three Months Ended December 31, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,644	$1.30	$2,046	$1.58
Amortization of intangible assets	503	0.40	509	0.39
Net realized capital (gains) losses	(206)	(0.16)	152	0.12
Acquisition-related integration costs	40	0.03	193	0.15
Restructuring charges	10	0.01	—	—
Office real estate optimization charges	13	0.01	—	—
Gain on early extinguishment of debt	(491)	(0.39)	—	—
Tax impact of non-GAAP adjustments	(7)	(0.01)	(162)	(0.12)
Adjusted income attributable to CVS Health (2)	$1,506	$1.19	$2,738	$2.12

Weighted average diluted shares outstanding		1,261		1,293

	Year Ended December 31, 2024		Year Ended December 31, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,614	$3.66	$8,344	$6.47
Amortization of intangible assets	2,025	1.61	1,905	1.48
Net realized capital (gains) losses	(117)	(0.09)	497	0.38
Acquisition-related transaction and integration costs	243	0.19	487	0.38
Restructuring charges	1,179	0.93	507	0.39
Office real estate optimization charges	30	0.02	46	0.04
Opioid litigation charge	100	0.08	—	—
Gain on early extinguishment of debt	(491)	(0.39)	—	—
Loss on assets held for sale	—	—	349	0.27
Tax impact of non-GAAP adjustments	(745)	(0.59)	(863)	(0.67)
Adjusted income attributable to CVS Health (2)	$6,838	$5.42	$11,272	$8.74

Weighted average diluted shares outstanding		1,262		1,290

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
December 31, 2024
Total revenues	$32,958	$47,020	$33,514	$83	$(15,865)	$97,710
Adjusted operating income (loss) (1)	(439)	1,761	1,758	(352)	—	2,728
December 31, 2023
Total revenues	$26,726	$49,146	$31,185	$75	$(13,319)	$93,813
Adjusted operating income (loss)(1)	676	1,860	2,027	(336)	—	4,227

Year Ended
December 31, 2024
Total revenues	$130,665	$173,605	$124,500	$451	$(56,412)	$372,809
Adjusted operating income (loss) (1)	307	7,243	5,774	(1,348)	—	11,976
December 31, 2023
Total revenues	$105,646	$186,843	$116,763	$451	$(51,927)	$357,776
Adjusted operating income (loss)(1)	5,577	7,312	5,963	(1,318)	—	17,534
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.5 billion and $3.0 billion of retail co-payments for the three months ended December 31, 2024 and 2023, respectively, and $11.4 billion and $13.7 billion of retail co-payments for the years ended December 31, 2024 and 2023, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2024 vs 2023		Year Ended December 31, 2024 vs 2023
In millions, except percentages and basis points (“bps”)	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$30,902	$25,065	$122,849	$99,144	$5,837	23.3%	$23,705	23.9%
Services	1,659	1,452	6,343	5,737	207	14.3%	606	10.6%
Net investment income	397	209	1,473	765	188	90.0%	708	92.5%
Total revenues	32,958	26,726	130,665	105,646	6,232	23.3%	25,019	23.7%
Health care costs	29,300	22,175	113,659	85,504	7,125	32.1%	28,155	32.9%
MBR (Health care costs as a % of premium revenues) (3)	94.8%	88.5%	92.5%	86.2%	630	bps	630	bps
Operating expenses	$4,415	$4,285	$17,990	$16,193	$130	3.0%	$1,797	11.1%
Operating expenses as a % of total revenues	13.4%	16.0%	13.8%	15.3%
Operating income (loss)	$(757)	$266	$(984)	$3,949	$(1,023)	(384.6)%	$(4,933)	(124.9)%
Operating income (loss) as a % of total revenues	(2.3)%	1.0%	(0.8)%	3.7%
Adjusted operating income (loss) (1)	$(439)	$676	$307	$5,577	$(1,115)	(164.9)%	$(5,270)	(94.5)%
Adjusted operating income (loss) as a % of total revenues	(1.3)%	2.5%	0.2%	5.3%
Premium revenues (by business):
Government	$22,164	$17,414	$88,433	$70,094	$4,750	27.3%	$18,339	26.2%
Commercial	8,738	7,651	34,416	29,050	1,087	14.2%	5,366	18.5%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	December 31, 2024			September 30, 2024			December 31, 2023
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,691	14,160	18,851	4,751	14,155	18,906	4,252	14,087	18,339
Medicare Advantage	4,447	—	4,447	4,438	—	4,438	3,460	—	3,460
Medicare Supplement	1,282	—	1,282	1,291	—	1,291	1,343	—	1,343
Medicaid	2,094	421	2,515	2,077	436	2,513	2,073	444	2,517
Total medical membership	12,514	14,581	27,095	12,557	14,591	27,148	11,128	14,531	25,659

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			4,882			4,898			6,081

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Days Claims Payable (7)	44.0	44.6	43.1	44.5	45.9

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2024 vs 2023		Year Ended December 31, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$44,019	$47,237	$162,436	$180,608	$(3,218)	(6.8)%	$(18,172)	(10.1)%
Services	2,713	1,910	10,884	6,236	803	42.0%	4,648	74.5%
Net investment income (loss) (a)	288	(1)	285	(1)	289	NM	286	NM
Total revenues	47,020	49,146	173,605	186,843	(2,126)	(4.3)%	(13,238)	(7.1)%
Cost of products sold	43,358	45,999	160,036	175,424	(2,641)	(5.7)%	(15,388)	(8.8)%
Health care costs	979	612	3,407	1,607	367	60.0%	1,800	112.0%
Gross profit (8)	2,683	2,535	10,162	9,812	148	5.8%	350	3.6%
Gross margin (Gross profit as a % of total revenues) (8)	5.7%	5.2%	5.9%	5.3%
Operating expenses	$780	$825	$3,225	$2,970	$(45)	(5.5)%	$255	8.6%
Operating expenses as a % of total revenues	1.7%	1.7%	1.9%	1.6%
Operating income	$1,903	$1,710	$6,937	$6,842	$193	11.3%	$95	1.4%
Operating income as a % of total revenues	4.0%	3.5%	4.0%	3.7%
Adjusted operating income (1)	$1,761	$1,860	$7,243	$7,312	$(99)	(5.3)%	$(69)	(0.9)%
Adjusted operating income as a % of total revenues	3.7%	3.8%	4.2%	3.9%
Revenues (by distribution channel):
Pharmacy network (9)	$25,202	$29,668	$91,650	$112,718	$(4,466)	(15.1)%	$(21,068)	(18.7)%
Mail & specialty (10)	18,750	17,614	70,877	67,992	1,136	6.4%	2,885	4.2%
Other	2,780	1,865	10,793	6,134	915	49.1%	4,659	76.0%
Net investment income (loss) (a)	288	(1)	285	(1)	289	NM	286	NM
Pharmacy claims processed: (5) (6)	499.4	600.8	1,917.6	2,344.3	(101.4)	(16.9)%	(426.7)	(18.2)%
Generic dispensing rate: (6) (11)	86.1%	86.2%	87.4%	87.6%
_____________________________________________
(a)    NM represents a percent change that is not meaningful.

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2024 vs 2023		Year Ended December 31, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$32,833	$30,534	$122,028	$113,976	$2,299	7.5%	$8,052	7.1%
Services	681	652	2,472	2,792	29	4.4%	(320)	(11.5)%
Net investment income (loss)	—	(1)	—	(5)	1	100.0%	5	100.0%
Total revenues	33,514	31,185	124,500	116,763	2,329	7.5%	7,737	6.6%
Cost of products sold	26,710	24,146	99,337	91,447	2,564	10.6%	7,890	8.6%
Gross profit (8)	6,804	7,039	25,163	25,316	(235)	(3.3)%	(153)	(0.6)%
Gross margin (Gross profit as a % of total revenues) (8)	20.3%	22.6%	20.2%	21.7%
Operating expenses	$5,110	$5,078	$19,646	$19,618	$32	0.6%	$28	0.1%
Operating expenses as a % of total revenues	15.2%	16.3%	15.8%	16.8%
Restructuring charge	$—	$—	$747	$—	$—	—%	$747	100.0%
Loss on assets held for sale	—	—	—	349	—	—%	(349)	(100.0)%
Operating income	1,694	1,961	4,770	5,349	(267)	(13.6)%	(579)	(10.8)%
Operating income as a % of total revenues	5.1%	6.3%	3.8%	4.6%
Adjusted operating income (1)	$1,758	$2,027	$5,774	$5,963	$(269)	(13.3)%	$(189)	(3.2)%
Adjusted operating income as a % of total revenues	5.2%	6.5%	4.6%	5.1%
Revenues (by major goods/service lines):
Pharmacy	$27,224	$24,740	$100,687	$92,111	$2,484	10.0%	$8,576	9.3%
Front Store	5,675	5,861	21,522	22,458	(186)	(3.2)%	(936)	(4.2)%
Other	615	585	2,291	2,199	30	5.1%	92	4.2%
Net investment income (loss)	—	(1)	—	(5)	1	100.0%	5	100.0%
Prescriptions filled (5) (6)	445.9	431.5	1,715.5	1,649.1	14.4	3.3%	66.4	4.0%
Same store sales increase (decrease): (12)
Total	10.2%	11.3%	9.4%	10.7%
Pharmacy	13.0%	15.5%	12.3%	13.6%
Front Store	(1.2)%	(3.1)%	(2.1)%	0.3%
Prescription volume (6)	5.9%	4.4%	6.8%	3.9%
Generic dispensing rate (6) (11)	87.4%	86.6%	88.9%	88.4%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2024 vs 2023		Year Ended December 31, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$11	$10	$47	$48	$1	10.0%	$(1)	(2.1)%
Services	2	4	9	9	(2)	(50.0)%	—	—%
Net investment income	70	61	395	394	9	14.8%	1	0.3%
Total revenues	83	75	451	451	8	10.7%	—	—%
Cost of products sold	—	—	—	1	—	—%	(1)	(100.0)%
Health care costs	45	47	187	210	(2)	(4.3)%	(23)	(11.0)%
Operating expenses	500	592	1,939	2,130	(92)	(15.5)%	(191)	(9.0)%
Restructuring charges	10	—	432	507	10	100.0%	(75)	(14.8)%
Opioid litigation charge	—	—	100	—	—	—%	100	100.0%
Operating loss	(472)	(564)	(2,207)	(2,397)	92	16.3%	190	7.9%
Adjusted operating loss (1)	(352)	(336)	(1,348)	(1,318)	(16)	(4.8)%	(30)	(2.3)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
In millions	2024	2023
Health care costs payable, beginning of period	$12,049	$10,142
Less: Reinsurance recoverables	5	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(23)	8
Health care costs payable, beginning of period, net	12,067	10,129
Acquisition, net	—	1,098
Add: Components of incurred health care costs
Current year	115,774	86,639
Prior years (b)	(947)	(685)
Total incurred health care costs (c)	114,827	85,954
Less: Claims paid
Current year	101,583	75,529
Prior years	10,327	9,585
Total claims paid	111,910	85,114
Health care costs payable, end of period, net	14,984	12,067
Add: Reinsurance recoverables	81	5
Add: Impact of discount rate on long-duration insurance reserves (a)	(1)	(23)
Health care costs payable, end of period	$15,064	$12,049
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the years ended December 31, 2024 and 2023 in the table above exclude $107 million and $83 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the condensed consolidated balance sheets and $187 million and $210 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the condensed consolidated balance sheets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2025
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$5,812	$4.58	$6,142	$4.83
Non-GAAP adjustments:
Amortization of intangible assets	2,025	1.59	2,025	1.59
Acquisition-related integration costs	135	0.11	135	0.11
Office real estate optimization charges	15	0.01	15	0.01
Tax impact of non-GAAP adjustments	(684)	(0.54)	(684)	(0.54)
Adjusted income attributable to CVS Health (2)	$7,303	$5.75	$7,633	$6.00

Weighted average diluted shares outstanding		1,271		1,271

    Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges and losses on assets held for sale. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, opioid litigation charges, losses on assets held for sale, gains on early extinguishment of debt, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.